EXHIBIT 23.1

Consent of Richard Walker and Co.

Richard Walker and Co. 433 East 75th Street Certified Public Accountant Chicago, Illinois 60619 Member - Illinois CPA Society (773) 846-6690 / Fax (773) 846-6688

To Whom It May Concern:

CONSENT OF INDEPENDENT AUDITORS

The firm of Richard Walker and Co., Certified Public Accountants, consents to the inclusion of our report on the Financial Statements of Supreme Property, Inc. as of December 31, 2003, December 31, 2002, and December 31, 2001, in the Registration Statement (Form S-4) of Coronation Acquisition Corp., as may be amended, filed with the U.S. Securities and Exchange Commission now or in the future.

/s/ Richard Walker

Richard Walker & Co.
Certified Public Accountant

May 12, 2004